Exhibit 99.2

COLLECTORS UNIVERSE, INC.

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of _________ __, 20[19] by and between (the “Executive”), and Collectors Universe, Inc., a Delaware corporation (the “Company”).

R E C I T A L S:

A.     Executive is employed as the Company’s __________ and in that capacity has rendered and is continuing to render services to, for and on behalf of the Company.

B.     The Company's 20[13] Equity Incentive Plan, which was approved by the Company's stockholders on [December 9, 2013] (the "20[13] Plan"), authorizes the Compensation Committee of the Board of Directors (the “Committee”), in its capacity as Administrator under the 20[13] Plan, to grant equity incentives, including restricted stock units, to Company officers and other key employees, directors and outside consultants on such terms and subject to such conditions and restrictions and risks of forfeiture as the Administrator determines. Unless defined in this Agreement, certain terms with initial capital letters that are contained in this Agreement shall have the respective meanings given to them in the 20[13] Plan.

C.     The Company desires to grant, pursuant to the 20[13] Plan, Restricted Stock Units (as defined below) to Executive on the terms and subject to the conditions and restrictions and the risk of forfeiture, set forth hereinafter, to provide an incentive for Executive to remain in the service of the Company and to exert added effort towards its growth and success.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1.     Grant of Restricted Stock Units. The Company hereby grants to Executive an aggregate of _________ Restricted Stock Units (sometimes also referred to herein, as “RSUs”), on the terms and subject to the conditions, restrictions and risks of forfeiture forth hereinafter in this Agreement. As used herein, each “Restricted Stock Unit” or “RSU” means a bookkeeping entry which evidences a right to receive one share of the common stock, par value $0.001, of the Company (a “Share”), and which shall be used solely as a device for the determination of the number, if any, of the Shares to be eventually issued to Executive, if and when any of the RSUs granted hereunder vest pursuant to the terms and conditions and subject to the risk of forfeiture, set forth in this Agreement. Executive shall have no rights of a stockholder of the Company as a result of the grant to him or her of any of the RSUs or by reason of the fact that Shares may become issuable in respect of such RSUs, unless and until such Shares are actually issued to Executive upon the vesting of Executive’s unvested RSUs (as hereinafter defined). The RSUs create no fiduciary duty on the part of the Company, the members of its Board of Directors or the Administrator (as defined in the 20[13] Plan) to the Executive and this Agreement creates only an unsecured contractual obligation on the part of the Company to issue Shares subject to satisfaction of the vesting conditions and cessation of the risk of forfeiture applicable to the RSUs set forth hereinafter in this Agreement. The RSUs shall not be treated as property or as a trust fund of any kind or nature and no security interest has been or will be granted and no assets have been or will be set aside by the Company to secure the obligations of the Company to Executive under this Agreement.

2.     Consideration. Executive acknowledges and agrees that (a) he/she is not paying or providing any consideration (monetary or other) to the Company for the issuance of the RSUs to him/her pursuant to Section 1 above and, instead, the Company is entering into this Agreement as an inducement to Executive to remain in the Continuous Service of the Company in accordance with the Schedule set forth in Section 3(a) below, which shall constitute good and valuable consideration for the obligations of and the performance of this Agreement by the Company; and (b) the only consideration to be received by the Company for or in respect of the vesting of any of the RSUs hereunder shall be Executive's Continuous Service with the Company in accordance with the Schedule set forth in Section 3(a) below.

3.     Vesting of Restricted Stock Units.

3.1     Unless they become sooner vested pursuant to Subsection 3.4 below, or forfeited pursuant to Section 4.1 below, RSUs shall vest and become “vested RSUs” in three (3) annual installments, at June 30, 20[20], 20[21] and 20[22], respectively, in accordance with the following Schedule:

If Executive's Continuous Service Ceases:	Number of Unvested RSUs to be Forfeited

On or prior to June 30, 20[20]

After June 30, 2020 and on or prior to June 30, 20[21]

After June 30, 2021 and on or prior to June 30, 20[22]

After June 30, 20[22]

3.2     RSUs that have not yet become vested RSUs shall sometimes be referred to herein as “unvested RSUs”. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, no unvested RSUs shall vest after the date of the cessation, for any reason, of the Executive’s Continuous Service (as defined below) with the Company.

3.3     As used in this Agreement, the term “Continuous Service” means (i) employment by the Company or any parent or subsidiary corporation of the Company, or by any successor entity following a Change of Control of the Company, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Internal Revenue Code), or leaves of absence which are approved in writing by the Company, or any of its subsidiaries, if applicable, (ii) service as a member of the Board of Directors of the Company until Executive resigns, is removed from office (in accordance with applicable law), or Executive’s term of office expires and he or she is not reelected, or (iii) so long as Executive is engaged as a Consultant to the Company or to any parent or subsidiary corporation thereof or with any successor entity following a Change of Control. Notwithstanding anything to the contrary that may be contained above, a termination of Continuous Service shall not be deemed to have occurred if, within not more than ten (10) days following the termination of Executive’s service with the Company or any parent or subsidiary corporation in any one of the capacities set forth above, Executive continues or commences the provision of service to the Company, any parent or subsidiary corporation thereof, or any successor entity following a Change of Control, in any of the other capacities specified above.

3.4     Notwithstanding anything to the contrary that may be contained in Subsection 3.1 of this Agreement, if a Change of Control (as defined in the 20[13] Plan) occurs at any time when (i) Executive is still in the Continuous Service of the Company and (ii) any of the RSUs are unvested, then, notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, the applicable provisions of Section 12 of the 20[13] Plan shall govern the vesting of all such unvested RSUs.

4.     Forfeiture of Unvested RSUs upon a Termination of Continuous Service.

4.1     Forfeiture of Unvested RSUs. In the event that the Executive’s Continuous Service (as defined in Subsection 3.3 above) terminates for any reason prior to the vesting of all of the RSUs granted hereunder, then, all of the then unvested RSUs shall automatically be forfeited effective on the date of such termination of Executive’s Continuous Service, without the necessity of any notice or other action of or by the Company or Executive. Neither the Executive nor any of Executive’s successors, heirs, assigns or personal representatives shall have any rights or interests in or to any of the unvested RSUs that are so forfeited.

4.2     Dividends and Distributions. No dividends will accrue or be paid on or in respect of any of these shares that remain unvested RSUs. Executive will be entitled to receive only those dividends that are declared on or after these shares have been issued, in settlement of the vested RSUs, by the Company to Executive.

4.3     No Voting or other Stockholder Rights. Prior to the vesting of any of the RSUs granted hereunder, Executive shall not be entitled to vote, or exercise any other rights of a stockholder in respect of the shares of common stock that will be issuable to Executive if and when any of the RSUs become vested and such shares of common stock are issued in settlement thereof.

5.     Timing and Manner of Issuance of Underlying Shares upon Vesting of RSUs.

5.1     Issuance of Share Certificate(s). Subject to the Executive’s compliance with Section 5.2 below, promptly after any of the unvested RSUs granted hereunder become vested RSUs, the Company shall issue or cause to be issued to Executive a stock certificate, in the name of the Executive, evidencing his or her ownership of the Shares issuable by the Company to Executive upon the vesting of such unvested RSUs, free of the restrictive legends; provided, however, that if Executive is, at the time of such issuance, either a director or executive officer of the Company, that stock certificate may, in the Company’s reasonable discretion, bear a restrictive legend to the effect that any sale, transfer, pledge or other disposition of any of such Shares may be made only pursuant to a registration statement that has been filed with and declared effective by the Securities Exchange Commission under, or an exemption from the registration provisions of, the Securities Act of 1933, as amended, and then only in compliance with any applicable state securities laws.

5.2     Withholding Obligation. It shall be a condition precedent to the obligation of the Company to issue, and to the right of Executive to receive, any stock certificate or certificates in settlement of any vested RSUs that the Executive shall have delivered a check or cash to the Company in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Executive in connection with or as a result of the vesting of such RSUs (the “Tax Withholding Obligation”), unless the Administrator has approved or approves other arrangements for the satisfaction by Executive of such Tax Withholding Obligation in a manner which, in the Administrator’s considered opinion, will satisfy the requirements of applicable tax and securities laws and any other applicable laws. Those other arrangements which Administrator has approved or may approve (“Withholding Arrangements)” may include (i) the deduction or withholding from Executive’s salary or wages, or bonus or other compensation, that is or becomes otherwise payable by the Company to Executive, in an amount equal to the Tax Withholding Obligation, (ii) the delivery by Executive to the Company, for cancellation, of a number of shares of Company common stock already owned by Executive with a then Market Value (as defined in the 2013 Plan) equal to the amount of the Executive’s Tax Withholding Obligation, or (iii) a reduction in the number of shares of Company common stock that will be issued to Executive in settlement of the vested RSUs by a number thereof that have a then Market Value equal to Executive’s Tax Withholding Obligation, or (iv) any combination of the foregoing that has been or is approved by the Administrator. Executive agrees to execute and deliver such consents or other documents or instruments as the Company or the Administrator may reasonably request to enable the Company to effectuate any such Withholding Arrangements.

6.     Restrictions on Transferability of the RSUs and on Assignments of this Agreement. As part of the consideration for the grant of the RSUs by the Company to Executive, Executive covenants and agrees as follow:

6.1     RSUs to be Evidenced by this Agreement. The RSUs granted hereunder will be evidenced only by this Agreement and are not and will not be evidenced by any certificate or other instrument and the Company shall have no obligation to evidence the RSUs by any certificate or other instrument.

6.2     Restrictions on Transferability of RSUs. Executive will not sell, pledge, hypothecate or otherwise transfer or dispose of any of the RSUs, either in whole or in part, or any interest therein or right thereto, of any kind or nature, except that RSUs may be transferred to a trust established for the sole benefit of the Executive and/or his or her spouse, children or grandchildren (a “Family Inter-Vivos Trust”), or to Executive’s former spouse pursuant to an domestic relations order issued by a court in settlement of marital property rights (each of the foregoing, a “Permitted Assign”). Any RSUs that are transferred as expressly permitted by this Section 6.2 shall remain subject to all of the terms, conditions and restrictions of any risk of forfeiture under this Agreement and it shall be a condition precedent to the effectiveness of any transfer by Executive of any of the RSUs to any Permitted Assign, that such Permitted Assign shall execute an agreement or other instrument or document, in a form acceptable to the Company, which shall provide that such Permitted Assign shall agree to comply with, and that such RSUs shall remain subject to, all of the terms, restrictions, conditions of and risks of forfeiture under this Agreement.

6.3     Restrictions on Assignability of this Agreement. Executive will not assign this Agreement in whole or in part, nor any interest herein or right hereto, except to a Permitted Assign (as defined in Section 6.2 above) and then only in accordance with the same requirements and conditions that apply to transfers of RSUs to Permitted Assigns under Subsection 6.2 above.

7.     Adjustments upon Changes in Capital Structure. If there shall occur any change with respect to the outstanding shares of the Company’s common stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other extraordinary distribution with respect to the shares of common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change that does not constitute a Change of Control (as defined in the 2013 Plan), then, the Shares issuable upon vesting of any of the RSUs granted hereunder shall be subject to possible adjustment as and to the extent provided in Section [11.1] of the 20[13] Plan.

8.     Limitation of Company’s Liability; Nonpermitted Transfers.

8.1     The Company agrees to use its reasonable and diligent efforts to obtain from any applicable governmental or regulatory agency such authority or approvals as may be required in order to grant the RSUs and to issue Shares to Executive upon the vesting thereof as provided in this Agreement. The inability of the Company to obtain, from any such governmental or regulatory agency, the authority or approvals deemed by the Company’s counsel to be necessary for the lawful issuance of the Shares upon the vesting of RSUs hereunder shall relieve the Company of any liability in respect of the non-issuance of such Shares as to which such requisite authority or approvals shall not have been obtained.

8.2     The Company shall not be required to: (i) transfer on its books any RSUs, or any Shares that may be issued upon the vesting thereof, which shall have been sold, pledged, hypothecated or otherwise transferred or disposed of in violation of any of the restrictions on transferability set forth in this Agreement, or (ii) treat as owner of such RSUs or such Shares (as the case may be) or to accord any rights of a stockholder to any transferee to whom such RSUs or Shares shall have been so transferred in violation of this Agreement.

8.3     No member of the Company’s Board of Directors, and no member of the Committee or of any subcommittee thereof, shall be liable to Executive for any action or determination made by the Board of Directors, the Committee or any such subcommittee with respect to the 20[13] Plan or any grant, vesting or forfeiture of any RSUs that the Committee has granted or may grant. No employee of the Company and no member of the Board of Directors or of the Committee or of any subcommittee thereof shall be subject to any liability with respect to duties under the 20[13] Plan or under this Agreement unless the person acted fraudulently or in bad faith. To the maximum extent permitted by law, the Company shall indemnify each member of the Board, the Committee and subcommittee (if any), and any employee of the Company, with authority or duties under the 20[13] Plan or under this Agreement who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of his or her duties under the 20[13] Plan or under this Agreement.

9.     Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, by certified or registered mail, with postage prepaid (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Executive, at his or her most recent address as shown in the records of the Company.

10.     Binding Obligations. Subject to the restrictions on the assignment of this Agreement and the restrictions on the transferability of the RSUs granted hereunder, all covenants and agreements of the parties contained herein shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns.

11.     Interpretation and Headings. No provision of this Agreement, because of any ambiguity found to be contained herein, or for any other reason, shall be construed against a party by reason of the fact that such party or its legal counsel drafted that provision. Unless otherwise indicated elsewhere in this Agreement, (a) the term “or” shall not be exclusive, (b) the term “including” shall not be limiting and shall mean “including, but not limited to,” or “including without limitation” and (c) the terms “herein,” “hereof,” “hereto,” “hereunder,” “hereinafter,” and other terms similar thereto shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. Pronouns in the masculine, feminine or neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Section, subsection and paragraph headings in this Agreement are included for convenience of reference only and shall not be considered in interpreting, construing or giving effect to any of the provisions of this Agreement.

12.     Amendments and Waivers. Except as otherwise provided in Section 18 below, this Agreement may not be amended, discharged or terminated other than by written agreement executed by the parties hereto. No waiver by either party of any of its rights or the obligations of the other party under this Agreement shall be effective unless such waiver is set forth in a writing executed and delivered by the party purported to have granted such waiver and no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial written waiver of any right of the waiving party or any obligation of the other party preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.     Assignment. Except as and to the extent otherwise provided in Section 6 above, Executive shall have no right, without the prior written consent of the Company (which it may withhold in its absolute discretion), to (i) sell, assign, mortgage, pledge or otherwise transfer any interest or right created hereby, or (ii) delegate his or her duties or obligations under this Agreement.

14.     Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding and shall continue in full force and effect.

15.     Applicable Law and Equitable Remedies. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. In the event of a breach or threatened breach by Executive, or any of his Permitted Assigns, of any of their respective obligations under this Agreement, then, without limiting any other rights or remedies that the Company may have at law or in equity or otherwise, the Company shall be entitled to obtain temporary, preliminary and permanent injunctive relief to obtain a halt to any such breach or to prevent any threatened breach from taking place, and an order of specific performance of the obligation or obligations being breached or threatened to be breached, without the necessity of having to post a bond or other security as a condition to the issuance or continued effectiveness of any such equitable remedies. If any party hereto shall bring an action at law or in equity against the other to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

16.     No Right to Continue in the Service of the Company. Nothing in this Agreement shall affect the right of the Company to terminate Executive’s service at any time, with or without cause, and such right is specifically reserved to the Company, subject to the applicable provisions of any employment agreement that may exist between the Executive and the Company.

17.     “Market Stand-Off” Agreement. Executive agrees, and it shall be a condition precedent to any transfer by Executive of any shares of common stock that are issued upon vesting of any of the RSUs (other than transfers effectuated in the public markets), that the person or entity to whom such transfer is made shall agree (a “Permitted Assign”), in connection with any registration of the Company’s securities under the Securities Act that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Executive and any such Permitted Assign will not sell or otherwise dispose, in whole or in part, of any of the shares of common stock of the Company issued in settlement of the vested RSUs, without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration under the Securities Act as the Company or the underwriters may specify

18.     Tax Treatment of RSUs and Section 409(A) of the Code. The RSUs granted pursuant to this Agreement, and the issuance of Company Shares to Executive in settlement hereunder of vested RSUs, are intended to be taxed under the provisions of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), and are not intended to provide and do not provide for the deferral of compensation within the meaning of Section 409A of the Code. Therefore, all vested RSUs shall be promptly settled and the issuance to Executive of the Shares underlying such vested RSUs shall be made as provided in Section 6 hereof, but in no event later than March 15th of the calendar year following the calendar year in which such RSUs became vested. Executive shall have no power to affect the timing of such settlement or issuance. The Company reserves the right to amend this Agreement, without Executive’s consent, to the extent it reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section 18.

19.     Tax Elections. Executive understands that Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of the grant to him or her of the RSUs hereunder or the acquisition of any Shares upon the vesting of any of the RSUs. Executive acknowledges and represents and warrants that (i) the Company is not providing and has not provided any tax advice to Executive with respect to the grant or the RSUs hereunder or the acquisition by Executive of any of the Shares upon the vesting of any of the RSUs or any tax elections available to him or her in respect thereof and that he or she is relying solely on his/her own personal tax advisors for such advice; (ii) Executive has considered the advisability of all tax elections in connection with the grant to him/her of the RSUs and the acquisition of the Shares upon the vesting of any of the RSUs, including the making of an election under Section 83(b) under the Internal Revenue Code of 1986, as amended (“Code”); and (iii) the Company has no responsibility for the making of such Section 83(b) election or any other tax elections, whether under federal or state laws or regulations. In the event Executive determines to make a Section 83(b) election, Executive agrees to timely provide a copy of the election to the Company as required under the Code.

20.     Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

21.     Receipt of 20[13] Plan; Entire Agreement. Executive represents that he has received a copy, and is familiar with the terms and provisions, of the 20[13] Plan. The Agreement, together with the applicable provisions of the 20[13] Plan, constitute the entire agreement and understanding of the Company and Executive with respect to, and supersede all other contemporaneous or prior agreements and understandings, oral or written, between the Company and Executive relating to, the subject matter of this Agreement. In the event of any conflict between any of the terms or provisions of this Agreement and any terms or provisions of the Plan, then, in such event, the terms of the Plan shall govern over the conflicting terms of this Agreement.

22.     Counterparts. This Agreement may be executed in one or more counterparts and by each party hereto in separate counterparts, each of which executed counterparts, and any facsimile copies, photocopies or electronic or pdf. copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	EXECUTIVE:

COLLECTORS UNIVERSE, INC

By:
Signature	Signature

Name:
(Print Name)
Title:
Address: